SEVERANCE AGREEMENT AND COVENANTS

1.	PARTIES.

The parties to this Severance Agreement and Covenants (hereinafter “Agreement”) are Michael L. Weiner (“M. Weiner”) and Biophan Technologies, Inc., a Nevada corporation (“Biophan”).

1.1	M. WEINER.

For the purposes of this Agreement, M. Weiner means M. Weiner, M. Weiner’s heirs, executors, administrators, assigns, and spouse (as applicable).

1.2	BIOPHAN.

For purposes of this Agreement “Biophan” means Biophan, and all subsidiaries, and other business entities thereof, all predecessors and successors of each, and all of each entity’s officers, shareholders, directors, employees, agents, or assigns, in their individual and representative capacities.

2.	BACKGROUND AND PURPOSE.

M. Weiner was employed by Biophan pursuant to an employment agreement dated December 1, 2000 (the “Employment Agreement”). M. Weiner’s employment ended effective October 3, 2007 (the “Termination Date”). The parties are entering into this Agreement to define the severance relationship and to settle fully and finally, any and all claims M. Weiner may have against Biophan, whether asserted or not, known or unknown, including, but not limited to, claims arising out of or related to M. Weiner’s Employment Agreement, employment, claim for reemployment, termination or any other claims whether asserted or not, known or unknown, past or future, that relate to M. Weiner’s employment, termination, reemployment, or application for reemployment.

3.	ACKNOWLEDGEMENTS AND REPRESENTATIONS.

3.1	PAYMENT.

As full and final payment for all amounts due to M. Weiner, he shall be paid the sum of $100,000 (the “Severance Payment”) and shall be issued $250,000 in shares of common stock, par value $0.005, of the Company (the “Severance Stock”). The Severance Payment shall be paid, and the Severance Stock shall be issued, to M. Weiner in accordance with Schedule A attached hereto. M. Weiner acknowledges and agrees that, notwithstanding anything contained in the Employment Agreement to the contrary, he has been paid all earned salary, bonuses or other payments that may be owed through the Termination Date and no other amounts are due to him under the Employment Agreement.

Notwithstanding the foregoing, M. Weiner shall be entitled to receive payment with respect to any vacation which may have been accrued, but remain unused, prior to the Termination Date. In addition, M. Weiner shall be entitled to continue to receive all employee fringe benefits currently provided to him for a period of one (1) year from the date hereof.

3.2	REGISTRATION RIGHTS.

Biophan hereby agrees that M. Weiner will be entitled to “piggy-back” registration rights with respect to the Severance Stock, on any registration statement filed by Biophan, the number of shares proposed to be registered and subject to any limitations pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). Biophan shall notify M. Weiner in writing at least twenty (20) days prior to filing any registration statement under the Securities Act, for purposes of effecting a public offering of securities of Biophan and will afford M. Weiner an opportunity to include in such registration statement all or any part of the Severance Stock. If M. Weiner desires to include in any such registration statement all or any part of the Severance Stock M. Weiner shall, within ten (10) days after receipt of the above-described notice from Biophan, so notify Biophan in writing, and in such notice shall inform Biophan of the number of shares of the Severance Stock he wishes to include in such registration statement. If M. Weiner decides not to include all of his Severance Stock in any registration statement thereafter filed by Biophan, M. Weiner shall continue to have the right to include his Severance Stock in any subsequent registration statement or registration statements as may be filed by Biophan with respect to offerings of its securities, all upon the terms and conditions set forth herein.

3.3	EMPLOYEE BENEFITS.

M. Weiner acknowledges and agrees that he has received information regarding his rights to health insurance continuation and retirement benefits. To the extent M. Weiner has such rights, nothing in this Agreement will impair those rights.

3.4	EMPLOYMENT AGREEMENT COVENANTS.

M. Weiner acknowledges and agrees that under the Employment Agreement, he is bound by covenants related to confidentiality and non-solicitation of employees. M. Weiner understands that Biophan retains the right to enforce its rights under these and other provisions of the Employment Agreement.

4.	RELEASES.

4.1	M. WEINER’S RELEASE.

M. Weiner waives, acquits, forever discharges and hereby releases Biophan from any and all claims, demands, actions, or causes of action, whether known or unknown, arising from or related in any way to any employment of or past or future failure or refusal to employ M. Weiner by Biophan, or any other past or future claim (except as reserved by this Agreement or where expressly prohibited by law) that relates in any way to M. Weiner’s employment, employment contract, any termination, compensation, benefits, reemployment or application for employment, with the exception of any claim either party may have for enforcement of this Agreement. This release includes any and all claims, direct or indirect, which might otherwise be made under any applicable local, state or federal authority, including but not limited to any claim arising under the state or local statutes where M. Weiner was employed by Biophan dealing with employment, discrimination in employment, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, Executive Order 11246, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, wage and hour statutes of the state where employed, all as amended, any regulations under such authorities, or any other applicable statutory contract, tort, or common law theories, except that M. Weiner does not release Biophan from its obligations under this Agreement, its contribution and indemnification obligations, if any, or from any coverage under any policy of insurance providing indemnity and related costs for the benefit of M. Weiner.

4.2	BIOPHAN’ RELEASE.

Biophan waives, acquits, forever discharges and hereby releases M. Weiner from any and all claims, demands, actions, or causes of action, whether known or unknown, arising from or related in any way to any employment of M. Weiner by Biophan, or any other past or future claim (except as reserved by this Agreement or where expressly prohibited by law) that relates in any way to M. Weiner’s employment, Employment Agreement, with the exception of any claim Biophan may have for enforcement of this Agreement. This release includes any and all claims, direct or indirect, which might otherwise be made under any applicable local, state or federal authority, including but not limited to any claim arising under the state or local statutes where M. Weiner was employed by Biophan dealing with employment, or any other applicable statutory contract, tort, or common law theories, except that Biophan does not release M. Weiner from his obligations under this Agreement, or contribution and indemnification obligations, if any.

4.3	NO ADMISSION OF LIABILITY.

It is understood and agreed that the acts done and evidenced hereby and the releases granted hereunder are not an admission of liability on the part of M. Weiner or Biophan, by whom liability has been and is expressly denied.

5.	MUTUAL NONDISPARAGEMENT.

M. Weiner agrees that M. Weiner will not disparage or make false statements about Biophan. Biophan should report to M. Weiner any actions or statements that are attributed to M. Weiner that Biophan believes are disparaging or false. Biophan may take actions consistent with the provision for breach of the agreement should it determine that M. Weiner has disparaged or made false statements about Biophan.

Biophan agrees that its officers and directors will not disparage or make false statements about M. Weiner. M. Weiner should report to Biophan any actions or statements that are attributed to Biophan’s officers or directors which M. Weiner believes are disparaging or false. M. Weiner may take actions consistent with the provision for breach of this Agreement should M. Weiner determine that Biophan’s officers or directors have disparaged or made false statements about M. Weiner.

6.	CONFIDENTIAL, PROPRIETARY AND TRADE SECRET INFORMATION.

M. Weiner acknowledges the continuing duties under the Employment Agreement signed by M. Weiner and agrees not to use or disclose confidential, proprietary or trade secret information learned while an employee of Biophan or its predecessors, including the terms of this Agreement, and covenants not to breach that duty (except as required by law). Should M. Weiner, M. Weiner’s attorney or agents be requested in any judicial, administrative, or other proceeding or investigation to disclose confidential, proprietary or trade secret information M. Weiner learned while an employee of Biophan or its predecessors, M. Weiner shall promptly notify Biophan of such request.

7.	COVENANTS.

7.1	COVENANT NOT TO PROSECUTE OR MAINTAIN ANY ACTION OR PROCEEDING.

In exchange for the payments made hereunder, M. Weiner covenants as to Biophan, not to prosecute or hereafter maintain or institute any action at law, suit or proceeding in equity, administrative or any proceeding of any kind or nature whatsoever for any reason related in any way to any claim released herein. M. Weiner further covenants and agrees that M. Weiner will not raise any claim against Biophan, by way of defense, counterclaim or cross-claim or in any other manner, on any alleged claim, demand, liability or cause of action released herein. At the time of his execution of this Agreement, M. Weiner represents that there are no claims, complaints or charges pending against Biophan in which M. Weiner is a party or complainant. Further, M. Weiner acknowledges and agrees there are no unasserted workers’ compensation claims through the date of his execution of this Agreement.

7.2	COVENANT TO RETURN COMPANY PROPERTY.

M. Weiner agrees to return the Specified Property of Biophan, within seven (7) days after M. Weiner’s execution of this Agreement. For the purposes of this Agreement, Specified Property includes, credit cards, keys, card keys, computer files, all originals and copies of all documents, and any other property belonging to Biophan. M. Weiner may retain his cell phone, palm pilot and laptop computer. M. Weiner further covenants that M. Weiner has no personal charges nor unauthorized business charges on the credit cards to be returned or otherwise and agrees to reimburse Biophan if M. Weiner is mistaken.

7.3	COOPERATION IN DEFENSE OF COMPANY; CONSULTATION.

M. Weiner covenants now and in the future that M. Weiner will reasonably cooperate with Biophan to the best of M. Weiner’s ability in the defense of any claim brought against Biophan of which M. Weiner has any personal knowledge (“Defense Services”) at no additional cost to Biophan beyond what is provided by this Agreement. Biophan agrees it will reimburse M. Weiner’s reasonable out-of-pocket expenses in providing such Defense Services. In addition, M. Weiner agrees to reasonably provide specific operations information to Biophan as requested in a reasonable, timely and clear manner to allow Biophan to continue and/or complete job tasks, activities, assignments, to continue effective relationships with business partners by responding to reasonable inquiries as needed by telephone.

8.	ARBITRATION OF CERTAIN DISPUTES; CLAIMS FOR IRREPARABLE HARM; VENUE.

Except as provided below, M. Weiner and Biophan agree that should any dispute arise between the parties whether or not arising out of this Agreement, the issue shall be submitted to arbitration in New York, New York, before one arbitrator pursuant to the then current employment rules of the American Arbitration Association. In such event, each party shall pay its own costs and attorneys’ fees. Notwithstanding the above, in the event either party wishes to obtain equitable relief for violations of paragraphs 5, 6, or 7 including, without limitation, specific performance, immediate issuance of a temporary restraining order or preliminary injunction enforcing this Agreement, it may bring a claim for such relief in arbitration or in an action in an applicable court in New York, New York.

9.	SCOPE OF AGREEMENT.

The provisions of this Agreement shall be deemed to obligate, extend to, and inure to the benefit of the parties: Biophan’s affiliates, successors, predecessors, assigns, directors, officers, and employees; and each parties insurers, transferees, grantees, legatees, agents and heirs, including those who may assume any and all of the above-described capacities subsequent to the execution and effective date of this Agreement.

10.	OPPORTUNITY FOR ADVICE OF COUNSEL.

M. Weiner acknowledges that M. Weiner has been encouraged by Biophan to seek advice of counsel with respect to this Agreement and has had the opportunity to do so.

11.	SEVERABILITY.

Every provision of this Agreement is intended to be severable. In the event any term or provision of this Agreement is declared to be illegal or invalid for any reason whatsoever by an arbitrator or a court of competent jurisdiction or by final and unappealed order of an administrative agency of competent jurisdiction, such illegality or invalidity should not affect the balance of the terms and provisions of this Agreement, which terms and provisions shall remain binding and enforceable.

12.	NO WAIVER.

Failure of either party to enforce any term of this Agreement shall not constitute a waiver of the party’s right to enforce that term or any other term of this Agreement.

13.	COSTS AND ATTORNEY’S FEES.

The parties each agree to bear their own costs and attorneys’ fees which have been or may be incurred in connection with any matter herein or in connection with the negotiation and consummation of this Agreement or any action to enforce the provisions of this Agreement.

14.	GOVERNING LAW.

The rights and obligations of the parties under this Agreement shall in all respects be governed by the laws of the United States and the State of New York.

15.	ENTIRE AGREEMENT: MODIFICATION.

This Agreement and the Employment Agreement signed by M. Weiner contain the entire agreement and understanding among the parties as to M. Weiner’s separation as an employee. This Agreement supersedes and replaces all other prior negotiations and proposed agreements, written or oral as to M. Weiner’s separation. M. Weiner and Biophan acknowledge that no other party, nor agent nor attorney of any other party, has made any promise, representation, or warranty, express or implied, not contained in this Agreement concerning the subject matter of this Agreement or to induce this Agreement, and M. Weiner and Biophan acknowledge that they have not executed this Agreement in reliance upon any such promise, representation, or warranty not contained in this Agreement.

No modification or waiver of any of the provisions or any future representation, promise or addition shall be binding upon the parties unless made in writing and signed by the parties.

IN WITNESS WHEREOF, the undersigned has executed this Severance Agreement and Convenants as of the 3rd day of October, 2007.

Michael L. Weiner

BIOPHAN TECHNOLOGIES, INC.

By:
Name: John Lanzafame
Title: CEO

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